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Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

October 20, 2014

Kinder Morgan, Inc.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Kinder Morgan, Inc., a Delaware corporation ("KMI"), in connection with the proposed offering of up to an aggregate of 1,102,022,780 shares (the "Shares") of Class P common stock, par value $0.01 per share, to be issued in connection with the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of August 9, 2014, by and among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership, Kinder Morgan G.P., Inc., a Delaware corporation, Kinder Morgan Management, LLC, a Delaware limited liability company ("KMR"), KMI and P Merger Sub LLC, a Delaware limited liability company (such agreement, as it may be amended from time to time, the "KMP Merger Agreement"), (ii) the Agreement and Plan of Merger, dated as of August 9, 2014, by and among KMR, KMI and R Merger Sub LLC, a Delaware limited liability company (such agreement, as it may be amended from time to time, the "KMR Merger Agreement") and (iii) the Agreement and Plan of Merger, dated as of August 9, 2014, by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership, El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company, KMI and E Merger Sub LLC, a Delaware limited liability company (such agreement, as it may be amended from time to time, the "EPB Merger Agreement" and, together with the KMP Merger Agreement and the KMR Merger Agreement, the "Merger Agreements"). KMI has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares. We have been asked by KMI to render this opinion.

        We have examined originals or copies of (i) the Registration Statement, (ii) the Certificate of Incorporation of KMI, as amended to date, (iii) the Amended and Restated Bylaws of KMI, as amended to date, (iv) certain resolutions adopted by the Board of Directors of KMI, and (v) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of KMI and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Kinder Morgan, Inc.
October 20, 2014

        Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance, and when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions, and for the consideration, set forth in the Merger Agreements, the Shares will be validly issued, fully paid and non-assessable.

        The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware (which is deemed to include the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect) and the applicable federal laws of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ Bracewell & Giuliani LLP

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  Exhibit 5.1